Exhibit 15.1

September 16, 2011

AmeriServ Financial, Inc.

216 Franklin Street

PO Box 520

Johnstown, Pennsylvania  15907-0520

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmeriServ Financial, Inc. for periods ended March 31, 2011 and 2010, and June 30, 2011 and 2010, respectively, as indicated in our reports dated May 6, 2011, and August 12, 2011.  Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, and June 30, 2011, are being used in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,

/s/ SR Snodgrass, A.C.